THOMAS F. PRISBY, CHAIRMAN

CFS Bancorp, Inc.
707 Ridge Road  Munster, Indiana 46321-1678

March 8, 2007
FOR IMMEDIATE RELEASE

CONTACT: Thomas F. Prisby, Chairman of the Board and Chief Executive Officer
2l9-836-5500

CFS Bancorp, Inc. Announces Completion of Stock Repurchase Program

MUNSTER, IN, March 8, 2007 - CFS Bancorp, Inc. (NASDAQ: CITZ) (“the Company”) today announced the completion of its ninth stock repurchase program for 600,000 shares of its common stock which were repurchased by the Company at an average cost per share of $14.84. Since the Company’s initial public offering in July 1998, a total of 13,409,457 shares of common stock have been repurchased at an average price of $12.12 per share.

The Company continues to repurchase common shares under its tenth stock repurchase program previously announced on February 27, 2007. Under this program, the Company may repurchase up to 600,000 additional shares of its common stock. As of this date, the Company has repurchased 36,685 common shares at an average cost of $14.85 under this program.

At March 2, 2007, there were 11,072,263 shares of the Company’s common stock outstanding.

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.3 billion asset federal savings bank. Citizens Financial Bank is an independent bank that provides community banking services and currently operates 22 offices throughout adjoining markets in Chicago’s Southland and Northwest Indiana. The Company maintains a website at www.citz.com.

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